Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Apricus Biosciences, Inc. on Form S-8 to be filed on or about July 16, 2012 of our reports dated March 13, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and the effectiveness of Apricus Biosciences, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2011, which reports were included in the Annual Report on Form 10-K filed March 13, 2012. We also have audited the adjustments described in Note 1 to the consolidated financial statements that were applied to restate the 2009 consolidated financial statements for the 15 to 1 reverse stock split. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2009 consolidated financial statements of Apricus Biosciences, Inc. and Subsidiaries other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2009 consolidated financial statements taken as a whole.

/s/ EisnerAmper LLP

Edison, New Jersey

July 16, 2012